Amendment No. 1 to Participation Agreement
As of May 1, 2006
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Protective Life Insurance Company
First Variable Capital Services, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Protective Life Insurance Company (“you”), and First Variable Capital Services, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated January 1, 2004 (the “Agreement”).  The parties now desire to amend the Agreement in this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Investment Distributors, Inc. is hereby added as a party to this Agreement (the “Distributor”).

2.	Section 2.3.2 is amended and restated in its entirety as follows:

“2.3.2           Each investment adviser (each, an “Adviser”) of a Portfolio, as indicated in the current prospectus of the Portfolio, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended or exempt from such registration.”

3.	Schedules A, B, C, D, F and G of the Agreement are deleted and replaced in their entirety with the Schedules A, B, C, D, F and G attached hereto, respectively.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

This Amendment is executed effective as of May 1, 2006.

The Company:	Protective Life Insurance Company By: Name: Title: Senior Vice President
Distributors of the Company:	First VariableCapital Services Inc. By: Name: Title:
Investment Distributors, Inc. By: Name: Title:
The Trust: Only on behalf of each Portfolio listed on Schedule C hereof	Franklin Templeton Variable Insurance Products Trust By: Name: Karen L. Skidmore Title: Vice President
The Underwriter:	Franklin/Templeton Distributors, Inc. By: Name: Robert C. Hays Title: Senior Vice President

Schedule A

The Company and its Distributors

THE COMPANY

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

A life insurance company organized under Tennessee law.

THE DISTRIBUTORS

First Variable Capital Services, Inc
2801 Highway 280 South
Birmingham, Alabama 35223

A corporation organized under Arkansas law.

Investment Distributors, Inc.
2801 Highway 280 South
Birmingham, Alabama  35223

A corporation organized under Tennessee law.

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No
Separate Account VL	Yes
First Variable Annuity Fund E	Yes
Protective Variable Annuity Separate Account	Yes
Protective Variable Life Separate Account	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Flex Cap Growth Securities Fund – Class 2
2.	Franklin Income Securities Fund – Class 2
3.	Franklin Rising Dividends Securities Fund – Class 2
4.	Franklin Small-Mid Cap Growth Securities Fund – Class 2
5.	Mutual Shares Securities Fund – Class 2
6.	Templeton Developing Markets Securities Fund – Class 2
7.	Templeton Foreign Securities Fund - Class 2
8.	Templeton Growth Securities Fund - Class 2

Schedule D

Contracts of the Company

1.	Capital Estate Builder VUL 8890
2.	Capital Solutions VUL 8980
3.	Capital One Pay VL 8960
4.	Capital Six VA 8860
5.	Capital No Load VA
6.	Capital Five VA 20224
7.	VISTA 20045
8.	Capital Retro Bonus 9000
9.	Protective Variable Annuity (no longer available for new sales)
10.	Protective Advantage (no longer available for new sales)
11.	Protective Variable Annuity II (no longer available for new sales)
12.	Protective RewardsB2A
13.	Protective Access
14.	Protective Values
15.	Protective ValuesAccess
16.	Protective ValuesAdvantage
17.	Protective Premiere II
18.	Protective Preserver
19.	Protective Executive
20.	Protective Protector

Schedule F

Rule 12b-1 Plans of the Trust

Compensation

Each Class 2 Portfolio named on Schedule C of this Agreement is eligible to receive a maximum annual payment rate of 0.25% stated as a percentage per year of that Portfolio’s Class 2 average daily net assets, pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-1 Distribution Plan.

Agreement Provisions

If the Company, on behalf of any Account, purchases Trust Portfolio shares (“Eligible Shares”) that are subject to a Rule 12b-1 plan adopted under the 1940 Act (the “Plan”), the Company may participate in the Plan.

To the extent the Company or its affiliates, agents or designees (collectively “you”) provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares (“Rule 12b-1 Services”) or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, “we”) may pay you a Rule 12b-1 fee.  “Rule 12b-1 Services” may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares (“Contract Owners”), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under NASD rules.

Your acceptance of such compensation is your acknowledgment that eligible services have been rendered.  All Rule 12b-1 fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above.  The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the “annual maximums” in the Portfolio’s prospectus, unless an increase is approved by shareholders as provided in the Plan.  These maximums shall be a specified percent of the value of a Portfolio’s net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus).  The Rule 12b-1 fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

You shall furnish us with such information as shall reasonably be requested by the Trust’s Boards of Trustees (“Trustees”) with respect to the Rule 12b-1 fees paid to you pursuant to the Plans.  We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement (“Disinterested Trustees”).  Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty (60) days’ written notice, without payment of any penalty.  The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust.  Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees.  Under Rule 12b-1, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued.  Under Rule 12b-1, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class.  Absent such yearly determination, the Plans must be terminated as set forth above.  In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate.  You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio’s Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust.  You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-1 fees received from us in the prospectus of the Contracts.

Schedule G

Addresses for Notices

To the Company:                                                Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Attention:  Steve M. Callaway
Senior Associate Counsel

To the Distributors:                                            First Variable Capital Services, Inc.
Investment Distributors, Inc.
2801 Highway 280 South
Birmingham, Alabama 35223
Attention:  Steve M. Callaway
Senior Associate Counsel

To the Trust:                                                       Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention:  Karen L. Skidmore
                                                                                Assistant Vice President

To the Underwriter:                                            Franklin/Templeton Distributors, Inc.
140 Fountain Parkway, 8th Floor
St. Petersburg, FL 33716
Attention:  Peter Jones, President

If to the Trust or Underwriter
with a copy to:                                            Franklin Templeton Investments
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention:  General Counsel